Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (“Agreement”) is between Howard Handler (“Employee” or “you”) and Virgin Mobile USA, L.P. (the “Company”).

1. You acknowledge that your last date of employment with the Company is March 31, 2008 (the “Separation Date”). You will receive the value of any accrued but unused vacation following your Separation Date and your 2007 annual bonus and 2007 debt bonus at the same time as other employees based on company performance at the end of February. The Separation Date shall be the last date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. You acknowledge and agree that the Company shall have no obligation to rehire you, or to consider you for employment, after the Separation Date. You agree that you will not seek employment with the Company at any time in the future.

2. Following the Effective Date of this Agreement (see paragraph 13, below), the Company agrees to provide the following payments and benefits, all of which shall be treated as separate payments under Section 409A of the Internal Revenue Code:

(a) severance pay in the amount of $312,000 (one times annual base salary) less applicable tax withholdings and other payroll deductions. This payment will be made in equal installments each pay period for 12 months following the Separation Date. In the event of your death following the commencement of payments, the remaining balance of payments, if any, will be paid in a single lump sum payment to your estate as soon as practicable following your death.

(b) severance pay in the amount of $187,200 (an amount equal to 80% of your 2008 annual bonus target) less applicable tax withholdings and other payroll deductions. Payment of this amount shall commence on the earlier of (i) October 1, 2008, in which case you will receive a payment of $93,600 (less applicable tax withholdings and other payroll deductions) on October 1, 2008 and the remaining amount of $93,600 (less applicable tax withholdings and other payroll deductions) will be paid to you in equal installments each pay period for six (6) months following such date or (ii) your date of death, in which case the payments will be made in a single lump sum to your estate. In the event of your death following the commencement of payments on October 1, 2008, the remaining balance of payments, if any, will be paid in a single lump sum payment to your estate as soon as practicable following your death.

(c) severance pay in an amount equal to three months of your 2008 annual bonus target) less applicable tax withholding and other payroll deductions adjusted for company performance during the January-June 2008 performance period. The payment will be made to you in a single lump sum on the earlier of (i) October 1, 2008 or (ii) your date of death.

(d) continuation of benefits (including medical, dental and vision) at active employee rates through COBRA for a period of 12 months following the Separation Date. You will be responsible for paying the full COBRA premium for benefit coverage extending beyond the 12-month period.

(e) accelerated vesting of outstanding equity that would otherwise have become vested in the twelve-month period following your Separation Date. This means that as of your Separation Date the following options and restricted stock units will be vested:

Vested and Unvested options as of March 31, 2008 including acceleration

Grant Date	Vesting Date	Grant Type	Options/ RSUs Granted	Grant Price	Vested Options/ RSUs	Unvested Options/ RSUs
05/23/07	05/23/07	RS	8,536	N/A	2,134	6,402
06/01/06	06/01/06	Option	21,339	17.45	10,670	10,669
07/01/05	07/01/05	Option	10,670	17.45	8,003	2,667
01/06/03	01/06/03	Option	170,716	14.64	170,716	0
10/10/07	07/01/07	Option	40,444	15.00	10,111	30,333
10/10/07	10/10/07	RSU	30,000	N/A	15,000	15,000

All other unvested options, restricted stock and restricted stock units not listed in the above table will be forfeited as of your Separation Date.

(f) extension of the period of time to exercise your vested options from the current 90 day period following your Separation Date to 18 months following your Separation Date. This means that vested options that are not exercised will expire on September 30, 2009.

3. You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement exceed(s) any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between you and the Company.

4. (a) In consideration for the payment and benefits to be provided to you pursuant to paragraph 2 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Entities”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Companies Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company Entities subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, and the Sarbanes-Oxley Act of 2002 (a federal whistleblower law); (ii) any claim under the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act (also known as the Whistleblower Statute), the New Jersey State Wage and Hour Law, the New Jersey Civil Rights Act, the New Jersey Political Activities of Employees law, the New Jersey Jury Duty Protection law, the New Jersey Lie Detector Testing law, the New Jersey Tobacco Use law and the New Jersey Genetic Testing Law; (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress, claims for salary, pay, benefits (except for vested benefits), bonuses, commissions, or other wage compensation, or compensatory or punitive damages; and (iv) any claim for attorneys’ fees, costs, disbursements and/or the like. Nothing in this Agreement shall be a waiver of claims that may arise after the date on which you sign this Agreement.

(c) In consideration for your agreements contained herein, the Company, for itself and its affiliates, successors and assigns (hereinafter referred to collectively as “Company Releasors”), forever release and discharge you and your administrators, heirs and agents, successors and assigns from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, known as of the Effective Date, which the Company Releasors ever had or now have against you or the released parties set forth above by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the Effective Date; notwithstanding the foregoing, the Company’s release of claims set forth in this paragraph 5(c) does not include any claims, demands, causes of action, fees or liabilities arising out of facts of which the Company is unaware as of the Effective Date.

(d) The Company hereby agrees to defend, hold harmless and indemnify you in any suits or claims arising from actions arising from or during the course of your employment on the same basis as with other similarly situated officers and directors and in accordance with, and subject to the terms of, the Company’s By-Laws, as amended, and applicable law. In addition, to the extent the Company maintains directors’ and officers’ insurance for its directors and officers, the Company shall continue to maintain such insurance for you, covering costs, charges and expenses incurred in connection with any action, suit or proceeding to which you may be made a party by reason of having been a director or officer of the Company.

5. You represent that you have returned (or will return no later than your Separation Date) to the Company all property belonging to the Company and/or the Company Entities, including but not limited to all documents, materials, records or other items in your possession or control belonging to the Company and/or the Company Entities or containing any proprietary information relating to the Company and/or the Company Entities, and that you have not (or will not) retain any copies of such items. You further agree that you have surrendered (or will surrender) to the Company your laptop, cell phone, keys, card access to the building and office floors, Employee Handbook, phone card, rolodex (if provided by the Company and/or the Company Entities), computer user name and password, disks and/or voicemail code. You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in paragraph 2 above until you have satisfied all your obligations pursuant to this paragraph.

6. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.

7. (a) This Agreement is not intended, and shall not be construed, as an admission of the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

8. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

9. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law.

10. You understand that this Agreement constitutes the complete understanding between the Company and you and, with the exception of your Employment Agreement dated July 3, 2007 and the Agreement regarding Confidentiality, Inventions, Competition and Solicitation signed by you on February 18, 2003 which is/are incorporated by reference into this Agreement, supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

11. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider it for at least twenty-one (21) days; (c) are hereby advised by the Company in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

12. You may accept this Agreement by signing it and returning it to David Messenger, Chief People Officer at 10 Independence Blvd, Warren, NJ 07059 on or before February 15. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to David Messenger at the address above (or by fax at 908-626-0476) by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payment(s) and other benefits referred to in paragraph 2 above, shall be deemed automatically null and void.

Print Name:	Howard Handler	Date:	1/23/2008
Employee

Signature:	/s/ Howard Handler
Employee

Sworn to before me on this 23 day of January, 2008.

/s/ Stephen M. Hines
Notary Public

VIRGIN MOBILE USA, L.P.

By:	/s/ David Messenger	Date:	1/23/2008
David Messenger, Chief People Officer

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